Issuer Free Writing Prospectus

Dated June 11, 2012

Filed Pursuant to Rule 433

Registration Statement No. 333-177706

CBS CORPORATION

CBS OPERATIONS INC.

FINAL TERM SHEET

Issuer:	CBS Corporation

Guarantor:	CBS Operations Inc.

Securities Offered:	1.95% Senior Notes due 2017	4.85% Senior Notes due 2042

Size:	$400,000,000	$500,000,000

Maturity:	July 1, 2017	July 1, 2042

Coupon:	1.95%	4.85%

Yield to Maturity:	2.191%	5.018%

Spread to Benchmark Treasury:	T+150 bps	T+230 bps

Benchmark Treasury:	UST 0.625% due May 31, 2017	UST 3.125% due February 15, 2042

Benchmark Treasury Price and Yield:	99-21 3/4; 0.691%	108-08; 2.718%

Price to Public:	98.858% of face amount	97.406% of face amount

Price to CBS:	98.508% of face amount	96.531% of face amount

Interest Payment Dates:	Semi annually on January 1 and July 1 commencing January 1, 2013	Semi annually on January 1 and July 1 commencing January 1, 2013

Redemption Provisions:

Make-Whole Call:	Greater of 100% or T+25 bps (at any time prior to July 1, 2017)	Greater of 100% or T+35 bps (at any time prior to January 1, 2042)

Par Call:	N/A	At any time on or after January 1, 2042

Change of Control:	Upon the occurrence of a Change of Control Repurchase Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase

Trade Date:	June 11, 2012

Settlement Date:**	June 20, 2012 (T+7)

Denominations:	Minimum of $2,000 principal amount and integral multiples of $1,000

CUSIP:	124857 AH6 124857 AJ2

Ratings:*	Moody’s Investors Service: Baa2 Standard & Poor’s Ratings Services: BBB Fitch Ratings: BBB

Trustee:	Deutsche Bank Trust Company Americas

Joint Book-Running Managers:

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

RBS Securities Inc.

UBS Securities LLC

Senior Co-Managers: Co-Managers:

Mizuho Securities USA Inc.

Wells Fargo Securities, LLC

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

SMBC Nikko Capital Markets Limited

BNP Paribas Securities Corp.

Lloyds Securities Inc.

U.S. Bancorp Investments, Inc.

BNY Mellon Capital Markets, LLC

TD Securities (USA) LLC

The Williams Capital Group, L.P.

Loop Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	It is expected that delivery of the Senior Notes will be made against payment therefor in New York City on or about June 20, 2012, which will be the seventh business day following the date of pricing of the Senior Notes (such settlement cycle being referred to herein as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the pricing date or the succeeding three business days will be required, by virtue of the fact that the Senior Notes initially will settle in seven business days, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Citigroup Global Markets Inc. toll-free at 1-877-858-5407, (ii) J.P. Morgan Securities LLC collect at 1-212-834-4533, (iii) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, (iv) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (v) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, (vi) RBS Securities Inc. toll-free at 1-866-884-2071, and (vii) UBS Securities LLC toll-free at 1-877-827-6444, ext. 561-3884.

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